Exhibit 10(bb)

SECOND AMENDED AND RESTATED CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”), is dated January 1, 2012 (the “Commencement Date”), by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), and Donald L. Evans (“Consultant”);
WHEREAS, the Company and Consultant previously entered into that certain Consulting Agreement, dated as of May 16, 2008, and effective October 10, 2007 (the “Original Agreement”) to govern the terms and conditions of the engagement of Consultant as non-executive Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”);
WHEREAS, the Original Agreement expired on October 10, 2009 and, in accordance therewith, the Company and Consultant extended the Consultant's term as Chairman in a Consulting Agreement dated as of February 18, 2010 and effective October 10, 2009 (the “Amended Consulting Agreement”);
WHEREAS, the Consultant and Company desire to amend the terms and conditions of Consultant's engagement as Chairman, as set forth herein; and
WHEREAS, the parties acknowledge that the relationship between the Company and Consultant is an independent contractor relationship.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Consultant hereby agree as follows:
1.Appointment; Consulting Arrangement. The Company hereby confirms Consultant's appointment as Chairman effective as of the Commencement Date, and Consultant will, from time to time at the request of the Company and/or the Board upon reasonable advance notice, provide external and internal leadership and involvement in political and regulatory affairs of the Company and such other duties and responsibilities as shall be agreed upon between Consultant and the Company and/or the Board (collectively, the “Services”).

Nothing in this Agreement shall be deemed to affect Consultant's status as a “Non-Employee Director” under Article XII of the Company's Certificate of Formation, as amended.
2.Term; Termination. The term of Consultant's tenure as Chairman (the “Consulting Term”) commenced as of Commencement Date and shall terminate on December 31, 2015 (the “Initial Expiration Date”), unless extended by the mutual agreement of the parties. If the parties agree to extend the Consulting Term beyond the Initial Expiration Date, the terms of this Agreement (including Consultant's compensation) may be revised by mutual agreement of the parties at the time of such extension in light of the existing circumstances at the time. The Company or Consultant may terminate this Agreement by giving thirty (30) days prior written notice to the other party.

During the Consulting Term, Consultant agrees, to the extent necessary to reasonably discharge the duties and responsibilities assigned to Consultant hereunder, to use Consultant's commercially reasonable efforts and such time as is reasonably required to perform such duties and responsibilities. Consultant may

(i) (A) continue to serve on the boards of directors of the entities listed on and pursuant to Schedule 1 attached hereto and (B) serve on the boards of directors of any investment fund or other pooled investment vehicle that is a subsidiary or an affiliate of those entities listed on Schedule 1, including, without limitation, any such subsidiary or affiliate that may be formed after the date hereof, (ii) with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed), serve on the board of directors of other for-profit companies that do not compete with the Company, (iii) serve on civic or charitable boards or committees, and (iv) manage personal investments.
3.Compensation.

(a)Base Compensation. Consultant shall be paid in cash an annual advisory fee by the Company equal to $2,500,000 per year (the “Base Fee”) in quarterly installments of $625,000, payable on the last day of every third month during the Consulting Term.

(b)Equity Arrangements.

(i)Stock Purchases. Once each fiscal year of the Consulting Term, during the seven (7) day period beginning on the date the Company releases earnings for the fourth quarter of the fiscal year, Consultant shall have the right, but not the obligation, to purchase from the Company shares of Common Stock, no par value, of the Company (“Common Stock”); provided, that, the aggregate fair market value of the shares of Common Stock (determined as of the date(s) of purchase) purchased by Consultant in any one fiscal year of the Company pursuant to this Section 3(b)(i) shall not exceed $2,000,000. The purchase price per share of Common Stock purchased pursuant to this Section 3(b)(i) shall be equal to the fair market value (determined in accordance with the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, as amended from time to time (the “Plan”)) (“Fair Market Value”) on the date of purchase. Any shares purchased by the Consultant pursuant to this Section 3(b)(i) shall be promptly evidenced by book entry on the Company's stock record and no stock certificates will be issued to Consultant.

(ii)Exchange of Options. No later than February 28, 2012, the Company shall grant to Consultant an award (the “Exchange Option Award”) of an option to purchase 600,000 shares of Common Stock. The Exchange Option Award shall be fully vested when granted. The exercise price of the shares of Common Stock covered by the option (the “Exercise Price”) shall be equal to the fair market value, as determined by the Board, of one share of Common Stock as of the date of grant, which, consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B), shall be the fair market value of such Common Stock as determined by an independent appraisal, as of December 31, 2011, or, if use of such value is determined by the Board not to be reasonable, then fair market value shall be determined by the Board using an alternate reasonable valuation method. The Exchange Option Award will be granted only if Consultant agrees to the surrender and cancellation of the option award granted to Consultant in May 2008 and fully vested in October 2009.

(iii)New Options. No later than February 28, 2012, the Company shall grant to Consultant an award (the “2012 Option Award”) of an option to purchase 4,400,000 shares of Common Stock. The Exercise Price shall be equal to the fair market value, as determined by the Board, of one share of Common Stock as of the date of grant, which, consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B), shall be the fair market value of such Common Stock as determined by an independent appraisal, as of December 31, 2011, or, if use of such value is determined by the Board not to be reasonable, then fair market value shall be determined by the Board using an alternate reasonable valuation method. Subject to the Consultant's continued service with the Company, the

2012 Option Award shall become vested and exercisable in equal annual installments, beginning on December 31, 2012 and each December 31 thereafter, ending December 31, 2015.

(iv)Governing Documents. The rights and obligations of Consultant relating to the Common Stock purchased directly by Consultant from the Company pursuant to Section 3(b)(i) hereof shall be governed by the terms and conditions of a Stock Purchase Agreement, a Stockholder Agreement, and a Sale Participation Agreement, to be entered into between Consultant and the Company (collectively, the “Equity Documents”). The rights and obligations of Consultant relating to the Common Stock issued pursuant to Sections 3(b)(ii) and 3(b)(iii) shall be governed by the terms and conditions of a Stock Option Agreement to be entered into between Consultant and the Company, the Sale Participation Agreement, dated May 16, 2008, and the Stockholder Agreement, dated May 16, 2008.

(c)If Consultant Terminates the Agreement without Good Reason or if the Company Terminates the Agreement for Cause. If Consultant terminates the Agreement for any reason other than for Good Reason or the Company terminates the Agreement for Cause (both as defined herein), (i) Consultant shall forfeit any right to compensation not yet granted or paid under Section 3(a) or 3(b), except a pro-rated portion of the Base Fee not yet paid by the Company but earned by Consultant prior to the termination of the Agreement (calculated as set forth below), which shall be paid in a single lump sum within thirty (30) days following the termination of the Agreement; and (ii) Consultant shall be entitled, subject to the requirements of Section 4(a), to receive reimbursement for any reasonable expenses incurred in connection with the performance of Services prior to the end of the Consulting Term. The calculation of any Base Fee to be paid to Consultant under this Section 3(c) following termination of the Agreement shall be determined by multiplying $625,000 by a fraction, the numerator of which is the number of days commencing on the first day of the quarter in which such termination occurred and ending on the date of termination and the denominator of which is the number of days in the quarter.

(d)If Consultant Terminates the Agreement for Good Reason or the Company Terminates the Agreement Without Cause. If Consultant terminates the Agreement for Good Reason or the Company terminates the Agreement for any reason other than Cause (as defined below), the Company shall provide to Consultant the following: (i) any unpaid Base Fee (whether or not earned at the time of termination) that would have been paid to Consultant if the Services had continued until the end of the Consulting Term, which Base Fee shall be paid in a single lump sum within thirty (30) days following the termination of the Agreement, and (ii) subject to the requirements of Section 4(a), reimbursement for any reasonable expenses incurred in connection with the performance of Services prior to the end of the Term.

(e)Definitions. For purposes of this Agreement, the terms specified below shall be given the following meanings:

(i)“Cause” shall be defined as: (A) Consultant's continued failure to substantially perform the Services which continues beyond ten (10) days following the date on which a written demand for substantial performance is delivered to Consultant by the Company (the “Cure Period”); (B) if, in performing Services for Company, Consultant engages in conduct that constitutes (1) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation, a material breach of the restrictive covenants under this Agreement, which breach is not cured, if curable, during the Cure Period after written notice from the Company) or (2) gross neglect or (3) misconduct resulting in material economic harm to the Company, or (C) upon the conviction of the Consultant for, or the plea of guilty or nolo contendere by Consultant to, any crime involving moral turpitude and/or any felony.

(ii)“Good Reason” shall mean, provided that Consultant has not previously given the Company his written consent, (A) a reduction in Consultant's Base Fee or (B) any material breach of this Agreement; provided, however, that any isolated, insubstantial or inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Consultant gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

4.Expenses and Administrative Support.

(a)Reimbursement of Reasonable and Customary Business Expenses. In addition to the compensation payable to Consultant pursuant to Section 3 hereof, Consultant is authorized to incur reasonable and customary business expenses on the Company's behalf in connection with the performance of Services hereunder, including, without limitation, expenditures for business travel, lodgings, meals and entertainment expenses (“Business Expenses”). The Company shall, subject to the requirements of this Section 4(a), reimburse Consultant for all Business Expenses upon presentation by Consultant, from time to time, of appropriately itemized accounts of such expenditures. Consultant shall provide such itemized accounts within sixty (60) days after the expense is incurred and the Company shall reimburse Consultant within fifteen (15) days after receipt of such account. Expenses shall be reimbursed as soon as practicable following the Company's receipt of such accounts.

(b)Secondment of Personnel. Consultant shall be provided at the expense of the Company with support from personnel of his choosing in the following roles, in each case at the sole expense of the Company: 1) a Chief of Staff to be based in either Dallas or Midland, Texas with an annual salary not to exceed $200,000; 2) an executive assistant based in Dallas, Texas; and 3) an executive assistant based in Midland, Texas.

(c)Expenses Associated with Midland Office. The Company agrees to pay Consultant a flat fee of $100,000 per year to offset expenses associated with maintaining Consultant's office in Midland, Texas. Such payments shall be made in quarterly installments and at the same time as Consultant's Base Fee.

5.Status; Taxes.

(a)Status of Consultant. It is the intention of the parties hereto that, in performing the Services, Consultant shall act as and be deemed in all respects to be an independent contractor, and not for any purpose as an employee or agent of the Company except on authority specifically so delegated to Consultant to act as agent, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to provide the Services. Although the Company may specify the tasks to be performed by Consultant and may control and direct him in that regard, the Company shall not control or direct Consultant as to the details or means by which such tasks are accomplished.

(b)Taxes. It is intended that the fees paid hereunder shall constitute income to Consultant. Subject to the following provisions of this Section 5(b), Consultant shall have full responsibility and the Company shall have no responsibility for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the fees paid hereunder.

(c)Benefits. Consultant shall not be entitled to participate in any employee benefit plans or other programs in which participation is restricted to employees of the Company.

6.Nondisclosure of Confidential Information and Non-Disparagement.

(a)Non-Disclosure of Confidential Information. Consultant shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, its parent or any of its subsidiaries (each, an “Affiliate”), except (i) while providing Services to the Company, in the business of and for the benefit of the Company, or (ii) as required by law, provided, however, that if Consultant receives a subpoena to produce any Confidential Information, Consultant will notify the Company promptly so that the Company can seek a protective order, if desired. For purposes of this Section 6, “Confidential Information” shall mean information: (A) disclosed to or known by Consultant as a consequence of or through his engagement with the Company or any Affiliate; (B) not publicly available or not generally known outside the Company or any Affiliate; and (C) that relates to the business and/or development of the Company or any Affiliate. Any information that does not meet each of the criteria listed above (in subsections (A) - (C)), other than by Consultant's breach of the terms hereof, shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of the Company, or any Affiliate that gives the Company or any Affiliate a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of the Company or any Affiliate; information regarding the Company's or any Affiliate's business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and the Company's or any Affiliate's files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that Consultant conceived or developed during his engagement with the Company or an Affiliate or learned from other employees or contractors of the Company or an Affiliate that meets the definition of Confidential Information shall be treated as such. Consultant acknowledges that the Confidential Information of the Company is valuable, special and unique to its business and is information on which such business depends, is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Consultant will take all commercially reasonable steps necessary and reasonably requested by the management of the Company, to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company.

(b)Non-Disparagement.

(i)Consultant agrees not to defame, or make any false or disparaging statements about the Company and/or its Affiliates, or any of their respective products, services, finances, financial condition, capabilities or other aspect of or any of their respective businesses, in any medium to any person or entity; or otherwise, to take any action that primarily is designed to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company and/or its Affiliates (any such statement or act a “Prohibited Statement” or “Prohibited Action”). Consultant shall be permitted to issue press releases, make statements to the press, give guidance to the market or make statements to regulators, governmental agencies, legislators or other governmental officials; or otherwise to take such actions necessary in connection with Consultant's duties and responsibilities under this Agreement, without such statements or actions being considered a Prohibited Statement or Prohibited Action under this Agreement.

(ii)The Company hereby agrees that Company and its officers shall not defame, or make any disparaging statements in any medium to any person or entity about Consultant.

(iii)Notwithstanding any provision of this Section 6(b) to the contrary, (A) both Consultant and the Company (including the Board and its executive officers) may (1) confer in confidence with their legal representatives and make truthful statements as required by law and (2) make private statements to any officer, director or employee of the Company or any of its affiliates; and (B) nothing herein shall prevent any person from (1) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (2) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement (or any Exhibit hereto) or any other agreement among or between any party hereto or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(iv)By signing this Agreement, Consultant agrees and acknowledges that Consultant is making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights Consultant may have to make disparaging comments regarding the Company and/or its affiliates, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

(c)The non-disclosure and non-disparagement obligations contained in this Section 6 shall continue in full force and effect after the conclusion of Consultant's engagement with the Company and shall survive the expiration, termination, or cancellation of this Agreement, in each case in accordance with their respective terms, regardless of the reason for such termination or restriction. Consultant's obligations with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Consultant, in its entirety, without combining portions of such Confidential Information with other Confidential Information obtained separately.

7.Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold Consultant harmless if Consultant is, or is threatened to be, made a party to or involved in any other capacity in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company or its affiliates), by reason of any actions or omissions or alleged acts or omissions arising out of Consultant's activities either on behalf of the Company or its affiliates or in what Consultant reasonably believed to be in furtherance of the interests of any of the above or arising out of or in connection with any of the above, if such activities were performed in good faith either on behalf of the Company or its affiliates and in a manner reasonably believed by Consultant to be within the scope of the authority conferred to Consultant or conferred by law, against losses, damages or expenses for which Consultant has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) and which were actually incurred by Consultant in connection with such action, suit or proceeding. In addition, Consultant shall be covered, in respect of Consultant's activities as a director of the Company, by the Company's Directors and Officers liability policy or other comparable policies obtained by the Company's successors, to the fullest extent permitted by such policies.

8.Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

9.Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

10.Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and the Consultant.

11.Assignment; Binding Effect. Neither party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other and any attempted assignment in violation of this provision shall be void. Subject to the limitations set forth in this Section 11, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the Company and Consultant. The Company shall require any successor to all or substantially all of the Company's assets or business to assume this Agreement.

12.Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail (e.g., the equivalent of U.S. registered mail), return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

If to the Company:
Energy Future Holdings Corp.
1601 Bryan Street
Dallas, Texas 75201-3411
Attention: General Counsel

If to Consultant:
Donald L. Evans
500 West Texas Avenue
Suite 960
Midland, TX 79701
(432) 684-7721

or to such other addresses as a party shall designate in the manner provided in this Section 12. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service or (c) upon the electronic confirmation of facsimile.
13.Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to conflicts of laws principles. The parties agree that the proper venue and jurisdiction for any cause of action relating to the Agreement shall be in Dallas County, Texas. If the Consultant substantially prevails on his substantive legal claims, the Company shall reimburse all legal fees and costs incurred by the Consultant to resolve the dispute.

14.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), which shall, collectively and separately, constitute one agreement.

16.Section 409A. To the extent applicable, this Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered, construed and interpreted in accordance with such intent. Payments under this Agreement shall be made in a manner that will comply with, or be exempt from, Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Company. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

/s/ Donald L. Evans
Donald L. Evans

ENERGY FUTURE HOLDINGS CORP.

By:    /s/ Lisa Winston
Name:    Lisa Winston
Title:    Secretary

SCHEDULE 1 - 1

SCHEDULE 1
ENTITIES FOR WHICH CONSULTANT IS A DIRECTOR

1.	George W. Bush Library Foundation* - Finance Chairman

2.	Quintana Energy Partners* -Partner and Director

3.	Energy Capital Partners* -Advisor Director

4.	Genesis Master Limited Partnership* - Director

________________________
* Consultant agrees to keep Company apprised of any changes to or regarding the nature of this board service, including but not limited to any increases in responsibility or time commitment.